Exhibit 107
Calculation of Filing Fee Tables
Form S-1
(Form Type)

Vallon Pharmaceuticals, Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Equity	Common Stock	Other	3,700,000(1)(2)	$0.47(3)	$1,739,000.00	0.0000927	$161.21
Fees Previously Paid
Carry Forward Securities
Carry Forward Securities
	Total Offering Amounts							$161.21
	Total Fees Previously Paid							$0.00
	Total Fee Offsets							$0.00
	Net Fee Due							$161.21

(1)	This registration statement on Form S-1 registers for resale by the selling stockholders identified in the prospectus of 3,700,000 shares of the registrant’s common stock, par value $0.0001 per share (“Common Stock”), issuable upon the exercise of warrants (the “Warrants”) held by the selling stockholders. The Warrants were issued to the selling stockholders pursuant to a private placement of securities completed on May 13, 2022.
(2)	Pursuant to Rule 416 under the Securities Act of 1993, as amended, there is also being registered hereby such indeterminate number of additional shares of common stock as may be issued or issuable because of stock splits, stock dividends and similar transactions.
(3)	Estimated in accordance with Rule 457(c) solely for purposes of calculating the registration fee. The maximum price per share and the maximum aggregate offering price are based on the average of the $0.60 (high) and $0.34 (low) sale price of the registrant’s Common Stock as reported on The Nasdaq Capital Market on May 24, 2022, which date is within five business days prior to filing of this registration statement.